PRESS RELEASE	Contact: Roy Estridge, EVP/COO/CFO
Valley Commerce Bancorp
(559) 622-9000

VALLEY COMMERCE BANCORP REPORTS FIRST QUARTER 2012 RESULTS

VISALIA, California, April 26, 2012 — Valley Commerce Bancorp, (OTCBB: VCBP), a bank holding company and the parent company of Valley Business Bank, today announced first quarter 2012 net income of $859 thousand, or $0.27 per diluted common share. This compared to earnings of $625 thousand, or $0.19 per diluted common share, for the first quarter of 2011. All per share calculations stated above have been adjusted for the 5% stock dividend issued in June 2011.

Allan W. Stone, President and Chief Executive Officer, remarked, “Between our recent repayment of TARP funds to the U.S. Treasury and our strong first quarter results, we are pleased to get 2012 off to an exceptional start. Our first quarter results reflect the core strengths of our company that include strong risk management and a solid financial position. Our attention is turning away from recession issues and towards the future. We are aggressively competing for quality customers and making the investments needed to succeed in a rapidly modernizing banking industry. We look forward to a productive and rewarding year in 2012.”

2012 Financial Performance Compared to Prior Year

Comparison of March 31, 2012 to December 31, 2011:

•	Assets decreased $16.5 million or 4%
•	Net loans decreased $7.6 million or 3%
•	Allowance for loan and lease losses (ALLL) remained constant at $5.5 million; the ALLL as percentage of total loans increased to 2.46% compared to 2.38%
•	Non-performing loans as a percentage of total loans increased from 2.51% to 2.65%; non-performing assets as a percentage of total assets increased from 1.85% to 1.97%
•	Total deposits decreased by $7.8 million or 3% to $308.1 million
•	Total Risk-Based Capital Ratio decreased from 18.9% to 16.3%

Quarters ended March 31, 2012 and March 31, 2011:

•	Assets increased $5.6 million or 2%
•	Net loans decreased $4.9 million or 2%
•	Allowance for loan and lease losses (ALLL) decreased from $6.9 million to $5.5 million; the ALLL as percentage of total loans decreased to 2.46% compared to 3.03%
•	Non-performing loans as a percentage of total loans decreased from 3.24% to 2.65%; non-performing assets as a percentage of total assets decreased from 2.09% to 1.97%
•	Total deposits increased by $11.4 million or 4% to $308.1 million
•	Total Risk-Based Capital Ratio decreased from 18.2% to 16.3%

Asset Quality

Nonperforming loans at March 31, 2012 were comprised of fourteen nonaccrual loans spread among eleven customer relationships with an aggregate balance of $5.8 million compared with eleven nonaccrual loans spread among eight customer relationships at December 31, 2011 with an aggregate balance of $5.6 million. The Company had $1.1 million in other real estate owned at March 31, 2012 and December 31, 2011.

The Company’s ALLL was $5.5 million at December 31, 2011 and March 31, 2012 due to no loan loss provisions or other significant activity during the three months ending March 31, 2012. The ALLL represented 2.46% of total loans at March 31, 2012 compared to 2.38% at December 31, 2011. The ALLL percentage increase resulted from decreased loan volume. The portion of the ALLL relating to specific impaired loans was $1.2 million at March 31, 2012 and $528 thousand at December 31, 2011. Impaired loans totaled $11.6 million and $10.8 million at March 31, 2012 and December 31, 2011, respectively.

Loans, Investment Securities, Deposits and Borrowings

Net loans were $217.0 million at March 31, 2012, a decrease of $7.6 million or 3% from the $224.5 million at December 31, 2011. The decrease occurred primarily in real estate mortgage and commercial loans. Average gross loans were $225.2 million for the three months ended March 31, 2012 and $233.2 million for the three months ended March 31, 2011, a decrease of $8.5 million or 4%.

Available-for-sale investment securities were $59.6 million at March 31, 2012 compared to $56.7 million at December 31, 2011, an increase of $2.9 million or 5%. The increase in available-for-sale investment securities was attributable to the Company’s efforts to utilize excess liquidity and increase earnings.

Total deposits decreased by $7.8 million or 2%, from $315.9 million at December 31, 2011 to $308.1 million at March 31, 2012. Average total deposits were $303.2 million for the three months ended March 31, 2012, a $5 million or 2% increase from the $298.2 million in average total deposits for the three months ended March 31, 2011.

The Company had no Federal Home Loan Bank (FHLB) term borrowings at March 31, 2012 compared to $1.0 million in FHLB term borrowings at December 31, 2011. FHLB borrowings decreased in 2012 due to scheduled maturities. There were no FHLB short term borrowings at either date.

Net Interest Income and Net Interest Margin

Net interest income for the quarters ended March 31, 2012 and 2011 was $3.5 million and $3.4 million, respectively. Net interest income increased in the 2012 period due primarily to an increase in the average balance of investment securities, as well as reduced interest rates on deposits.

Net interest margin was 4.50% and 4.49% for the quarters ended March 31, 2012 and 2011, respectively. Average loan yield was 5.90% and 6.10% for the three months ended March 31, 2012 and 2011, respectively, a decrease of 20 basis points (bps). This decrease was offset by a 24 bps decrease in the average rate paid on deposits which was 0.53% and 0.77% for the three months ended March 31, 2012 and 2011, respectively. The improvement in our cost of deposits was primarily due to a reduction in the average balances of time deposits and brokered deposits, which decreased to $70.4 million at March 31, 2012 compared to $87.1 million at March 31, 2011. As of March 31, 2012 the Bank held no brokered deposits. The net interest margin was also positively affected by an increase in the average balance of investment securities.

Non-Interest Income

For the quarter ended March 31, 2012, non-interest income totaled $359 thousand, an increase of $32 thousand or 10% from the $327 thousand recorded during the first quarter of 2011. Increases in gains on sales of investment securities and cash surrender value of life insurance policies contributed to the increase in non-interest income during the 2012 periods, which were offset by a decrease in mortgage loan underwriting fees.

Non-Interest Expense

For the quarters ended March 31, 2012 and 2011, non-interest expense declined slightly from $2.5 million to $2.6 million, respectively. Salaries and employee benefits expense increased by $135 thousand or 9% from $1.5 million to $1.6 million due primarily to stock option expense during the first quarter of 2012. This was offset by a $139 thousand or 81% decrease in FDIC insurance assessments which reflected the implementation of revised methodology for calculating insurance premiums.

Shareholders’ Equity

Book value per common share increased to $12.64 at March 31, 2012 from $12.50 at December 31, 2011 due to first quarter earnings of $859 thousand. As a result of the Company’s repurchase of $8.1 million of preferred stock that had been issued under the United States Treasury’s Capital Purchase Program in 2009, total shareholders’ equity was $35.2 million at March 31, 2012, a change of $7.3 million or 17%, from the $42.5 million at December 31, 2011. Valley Commerce Bancorp’s Total Risk-Based Capital Ratio decreased to 16.3% at March 31, 2012 compared to 18.9% at December 31, 2011.

OTHER INFORMATION: Valley Commerce Bancorp stock trades on NASDAQ’s Over the Counter Bulletin Board under the symbol VCBP. Valley Business Bank, the wholly owned subsidiary of Valley Commerce Bancorp, is a commercial bank that commenced operations in 1996. Valley Business Bank operates through Business Banking Centers in Visalia, Tulare, and Fresno, California and has branch offices in Woodlake and Tipton, California. Additional information about Valley Business Bank is available from the Bank’s website at http://www.valleybusinessbank.net.

FORWARD-LOOKING STATEMENTS: In addition to historical information, this release includes forward-looking statements, which reflect management's current expectations for Valley Commerce Bancorp’s future financial results, business prospects and business developments. Management's expectations for Valley Commerce Bancorp's future necessarily involve assumptions, estimates and the evaluation of risks and uncertainties. Various factors could cause actual events or results to differ materially from those expectations. The forward-looking statements contained herein represent management's expectations as of the date of this release. Valley Commerce Bancorp undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included herein to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Condensed Consolidated Balance Sheet (in thousands) (Unaudited)	As of March 31,		As of December 31,
	2012	2011	2011	2010
Assets
Cash and Due from Banks	$49,332	$41,741	$60,421	$32,668
Available-for-Sale Investment Securities	59,629	57,593	56,705	50,823
Loans (net)	216,972	221,872	224,532	234,304
Bank Premises and Equipment (net)	8,123	8,420	8,168	8,511
Cash Surrender Value of Bank-Owned Life Insurance	7,773	6,693	7,693	6,627
Other real estate owned	1,141	-	1,141	-
Other Assets	7,082	8,137	7,860	8,488
TOTAL ASSETS	$350,052	$344,456	$366,520	$341,421

Liabilities & Equity
Non-Interest Bearing Deposits	$113,512	$88,266	$128,453	$91,203
Interest Bearing Deposits	124,199	121,289	116,373	119,446
Time Deposits	70,407	87,117	71,051	83,629
Total Deposits	308,118	296,672	315,877	294,278
FHLB Term Borrowings	-	2,510	1,000	2,562
Junior Subordinated Deferrable Interest Debentures	3,093	3,093	3,093	3,093
Other Liabilities	3,650	2,839	4,045	2,738
Total Liabilities	314,861	305,114	324,015	302,671
Shareholders’ Equity	35,191	39,342	42,505	38,750
TOTAL LIABILITIES & EQUITY	$350,052	$344,456	$366,520	$341,421

Condensed Consolidated Statement of Income (in thousands except share and per share data) (Unaudited)	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011

Interest Income	$3,734	$3,893
Interest Expense	283	457
NET INTEREST INCOME	3,451	3,436
Provision for Loan Losses	-	225
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	3,451	3,211
Non-interest Income	359	327
Non-interest Expense	2,529	2,576
INCOME BEFORE INCOME TAXES	1,281	962
Income Taxes	422	337
NET INCOME	$859	$625
DIVIDENDS ACCRUED AND DISCOUNT ACCRETED ON PREFERRED SHARES	$93	$102
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$766	$523
EARNINGS PER COMMON SHARE – BASIC*	$0.27	$0.19
EARNINGS PER COMMON SHARE – DILUTED*	$0.27	$0.19
COMMON SHARES OUTSTANDING – END OF PERIOD	2,784,593	2,631,480

*All earnings per share data has been restated for the 5% stock dividend issued in June 2011.

VALLEY COMMERCE BANCORP
SELECTED FINANCIAL INFORMATION
(In thousands, except share and per share data)
(Unaudited)

	March 31,		December 31,
	2012	2011	2011*

CREDIT QUALITY DATA
Allowance for loan losses	$5,589	$6,931	$5,469
Allowance for loan losses as a percentage of total loans	2.46%	3.03%	2.38%
Nonperforming loans	$5,753	$7,185	$5,646
Nonperforming assets	6,894	7,185	6,787
Nonperforming loans as a percentage of total loans	2.65%	3.24%	2.51%
Nonperforming assets as a percentage of total assets	1.97%	2.09%	1.85%

SHARE AND PER SHARE DATA
Basic earnings per common share for the quarter	$0.27	$0.19	$0.97
Diluted earnings per common share for the quarter	$0.27	$0.19	$0.97
Quarterly weighted average common shares outstanding	2,784,593	2,762,517	2,768,114
Quarterly weighted average diluted common shares outstanding	2,789,106	2,769,433	2,773,519
Book value per common share	$12.64	$12.02	$12.50
Total common shares outstanding	2,784,593	2,631,480	2,784,593

ANNUALIZED KEY FINANCIAL RATIOS
Return on average equity	8.19%	6.48%	7.63%
Return on average assets	0.98%	0.73%	0.90%
Net interest margin	4.50%	4.49%	4.55%
Efficiency ratio	66.39%	68.46%	66.01%
Loan to deposit ratio at period end	70.4%	74.8%	71.08%
Total Risk-Based Capital Ratio at period end	16.3%	18.2%	18.9%
*For the year ended December 31, 2011